Exhibit 99.1

First M&F Corp. Investor Information

CONTACT:  John G. Copeland
                      EVP & Chief Financial Officer
                      (662) 289-8594

October 4, 2010

FOR IMMEDIATE RELEASE

First M&F Reduces TARP Dividend by Focusing on Main Street

KOSCIUSKO, Miss. - First M&F Corp. (NASDAQ: FMFC) reported today that it has received certification by the U.S. Treasury Department as a Community Development Financial Institution (CDFI).  By receiving certification as a CDFI, M&F was able to reduce its TARP dividend rate.  In so doing, M&F deepens its 120 year commitment to Main Street and its Target Market.  “These events will benefit M&F markets and the Company, said Hugh S. Potts, Jr.  Mr. Potts commented further, “We believe this action will enhance community development, speed up local economic recovery and make for a brighter future.”  The lower-cost capital provides support to banks such as M&F that lend to small businesses and families in underserved communities.

The certification as a Community Development Financial Institution qualified the Company to participate in the Treasury Department’s Community Development Capital Initiative (CDCI).  Under this program the Company has exchanged its previously issued TARP/Capital Purchase Plan 5% preferred stock for TARP/CDCI 2% preferred stock.  The Company remains under substantially the same terms as under the TARP/Capital Purchase Program with the exception that the CDCI program will require the consent of the Treasury Department to declare or pay quarterly cash dividends in excess of the current $0.01 per share.

About First M&F Corporation

First M&F Corp., the parent of M&F Bank, is committed to proceed with its mission of making the mid-south better through the delivery of excellence in financial services to 33 communities in Mississippi, Alabama, Tennessee and Florida.

Caution Concerning Forward-Looking Statements

    This document may include certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First M&F Corporation's filings with the Securities and Exchange Commission.